EXHIBIT 99.1

Dime Community Bancshares, Inc. Announces the Appointment of Kenneth J. Mahon as President and Chief Operating Officer
Presidency to Be Assumed Upon the Retirement of Michael P. Devine

Brooklyn, NY-October 20, 2015 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Banks of Williamsburgh (the "bank"), today announced the appointment of Kenneth J. Mahon as President and Chief Operating Officer effective immediately upon the retirement of current President Michael P. Devine on December 31, 2015.
Mr. Mahon has served as Chief Operating Officer of both the Company and bank since 2014, and a director of both the Company and Bank since 2002. Mr. Mahon joined the Bank in 1980, and has served in numerous capacities with the Company and bank prior to his current position of Chief Operating Officer, most notably Chief Financial Officer.
Mr. Mahon is an associate member of the Financial Managers Society, the National Investor Relations Institute and the National Association of Corporate Directors, and a member of the board of directors of Brooklyn Legal Services Corporation A. Vincent F. Palagiano, Chairman and CEO, commented, "In 2014, the Board appointed Ken Chief Operating Officer, enhancing his corporate responsibilities and placing him as a likely potential successor to the Presidency in the event Mr. Devine contemplated retirement. Ken has more than met the challenge of these new responsibilities, leading our strategic plan to offer premier community banking to our diverse and shifting customer base, enhance our retail banking presence both locally and on the internet, and remain both technologically competitive and cost efficient. Having served on the Board since 2002, the directors are very familiar with his management approach and tireless commitment to success. Our investors have also shared regular interaction with Ken since our initial public offering in 1996, and have come to greatly appreciate his experience, knowledge and candor."

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (NASDAQ: DCOM) had $4.64 billion in consolidated assets as of June 30, 2015, and is the parent company of the Bank. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.
Contact: Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279